FIRST AMENDMENT
                                       TO
                     AMENDED AND RESTATED SUBLEASE AGREEMENT

      THIS FIRST AMENDMENT TO AMENDED AND RESTATED SUBLEASE AGREEMENT (this "AMENDMENT") is made as of January 1, 2004, by and between SMITHS AEROSPACE, INC., a Delaware corporation, f/k/a Smiths Industries Aerospace & Defense Systems, Inc., a Delaware corporation ("SUBLANDLORD"), and E.DIGITAL CORPORATION, a Delaware corporation ("SUBTENANT").

                                    RECITALS

      A. Sublandlord and Subtenant entered into that certain Amended and Restated Sublease Agreement dated as of September 1, 2000 (the "SUBLEASE") for space in that certain building located at 13112 Evening Creek Drive South, San Diego, California 92128, which space is more particularly described in the Sublease and contains 12,572 square feet (the "ORIGINAL PREMISES"). The Original Premises is depicted in Exhibit A attached hereto.

      B. Subtenant has requested that Sublandlord reduce the Original Premises by 4,830 square feet (the "REDUCTION SPACE"). The new Premises (excluding the Reduction Space) is depicted in Exhibit B attached hereto.

      C. The Term of the Sublease expired on July 31, 2003 (the "ORIGINAL SUBLEASE EXPIRATION DATE"), but Subtenant has continued to occupy the Original Premises subject to the terms of the Sublease. Subtenant has requested that Sublandlord extend the Term to July 31, 2006.

      D. The Parties desire to amend the Sublease to, among other things, delete the Reduction Space from the Original Premises and extend the Term, as set forth in this Amendment.

      NOW, THEREFORE, in reliance upon the foregoing and for good and valuable consideration, the receipt of which is hereby acknowledged, Sublandlord and Subtenant (together, the "PARTIES" and each sometimes a "Party") agree and hereby amend the Sublease as follows:

                                    AGREEMENT

      1. DEFINITIONS. Any term which is defined in the Sublease, and not otherwise defined or modified in this Amendment, shall have the meaning ascribed to it in the Sublease wherever capitalized herein. Each term defined in this Amendment shall have its defined meaning wherever capitalized herein.

      2. EFFECTIVE DATE. This Amendment shall be effective as of the Effective Date (however, certain provisions of this Amendment shall be retroactive to the Original Sublease Expiration Date as expressly set FORTH IN THIS AMENDMENT). THE "EFFECTIVE DATE" IS THE DATE upon which Landlord consents to this Amendment (see
Section 17 below).

      3. DEMISE OF ORIGINAL PREMISES. Effective as of the Effective Date, but retroactive to the Original Sublease Expiration Date, Sublandlord hereby demises and subleases to Subtenant, and Subtenant hereby accepts and subleases from Sublandlord, the Original Premises.

      4. REDUCTION OF ORIGINAL PREMISES. Effective as of the Effective Date, the Original Premises shall be reduced to exclude the Reduction Space.

      5. REDUCED PREMISES AND NEW PREMISES AREA. Effective as of the Effective Date, the Premises shall contain a total Premises area of 7,742 square feet. The Premises (excluding the Reduction Space) is depicted in Exhibit B attached hereto and is not subject to verification or re-measurement.

      6. EXTENSION OF TERM. Effective as of the Effective Date, but retroactive to the Original Sublease Expiration Date, the Term of the Sublease shall be extended by 36 months. The extended Term shall expire on July 31, 2006 (the "EXPIRATION DATE"), unless sooner terminated in accordance with the express provisions of the Sublease.

      7. BASE RENT. Effective as of the Effective Date, but retroactive to the Original Sublease Expiration Date, Sublandlord shall pay to Subtenant Base Rent as follows:

---------------------------------------------------------------------------------------------------------------
             TIME PERIOD            ANNUAL RATE          ANNUAL BASE RENT            MONTHLY BASE RENT
---------------------------------------------------------------------------------------------------------------
 From August 1, 2003 to               $15.85                $199,266.24                  $16,605.52
 the Effective Date
---------------------------------------------------------------------------------------------------------------
 From Effective Date to               $14.40                $111,484.80                  $9,290.40
 the Expiration Date
---------------------------------------------------------------------------------------------------------------

      8. SUBTENANT'S PROPORTIONATE SHARE. Effective as of the Effective Date, but retroactive to the Original Sublease Expiration Date, Subtenant shall pay to Sublandlord Subtenant's Proportionate Share of Operating Expenses pursuant to
Section 4.2 of the Sublease; provided however, upon the Effective Date, Subtenant's Proportionate Share shall be decreased to 7.05% to take the Reduction Space into account.

      9. SECURITY DEPOSIT. Effective as of the Effective Date, the Security Deposit shall be increased to $18,580.80. Subtenant has already deposited, in cash, with Sublandlord the sum of $15,337.84. Therefore, upon the Effective Date, Subtenant shall deposit $3,243.00, in cash, with Sublandlord (such amount hereafter referred to as the "ADDITIONAL SECURITY DEPOSIT AMOUNT").

      10. SUBLANDLORD'S WORK. After the Effective Date, Sublandlord shall install, or cause to be installed, a new demising wall that physically separates the Premises from the Reduction Space ("SUBLANDLORD'S WORK"). Sublandlord's Work shall be (i) completed within a reasonable period not to exceed 120 days after the Effective Date, (ii) deemed Subtenant Alterations and (iii) shall be subject to the terms of the Sublease and Master Lease.

      11. ONSITE PARKING. Effective as of the Effective Date, Subtenant shall have the right to use only 24 unreserved parking stalls.

      12. BROKERAGE COMMISSIONS. The Parties acknowledge that no realtor, broker, agent or finder was involved in connection with this Amendment other than CB Richard Ellis (Attention: Brent H. Wright), representing Subtenant, and CB Richard Ellis (Attention: Jerry Keeney), representing Sublandlord (collectively, the "Brokers") and, therefore, that no brokerage commissions or other fees are due to any realtor, broker, agent or finder other than the Brokers. Tenant shall hold harmless, indemnify and defend Landlord against any claim made in connection with this Amendment by any realtor, broker, agent or finder other than the Brokers based on an alleged act on the part of Tenant or any of Tenant's agents or employees. Sublandlord and Subtenant acknowledge that CB Richard Ellis, Inc. represents both Parties. Sublandlord and Subtenant confirm that they were timely advised of such dual representation and that they consented to the same, and that they do not expect the Brokers to disclose to either of them confidential information of the other Party.

      13. DELETION OF CERTAIN PROVISIONS. Sections 5 (Option to Extend Term) and 6 (Right of First Offer) are hereby deleted from the Sublease, and such Sections shall be of no further force and effect. Subtenant acknowledges and agrees that, because the term of the Master Lease expires on August 31, 2006, Sublandlord shall not (i) extend the Term of the Sublease or renew the Sublease or (ii) consent to a holdover by Subtenant or any delay in Subtenant's surrender of the Premises.

      14. NO FURTHER AMENDMENT. Except as modified by this Amendment, the Sublease remains in full force and effect, and unchanged.

      15. ENTIRE AGREEMENT. This Amendment contains the entire agreement and understanding of the Parties with respect to the subject matter of this Amendment and supersedes and replaces entirely all previous oral and written understandings or proposals.

      16. COUNTERPARTS. This Amendment may be executed in multiple counterparts, and by each Party on separate counterparts, each of which shall be deemed an original and all of which shall constitute one and the same instrument.

      17. CONSENT TO SUBLEASE BY LANDLORD. This Amendment shall be contingent upon and shall not become operative unless and until the Landlord has given its prior written consent to this Amendment. Sublandlord shall not be responsible for the failure of Landlord to consent to this Amendment or the failure or refusal of Landlord to grant any consent of Landlord required by this Amendment, the Sublease or the Master Lease. Should the Landlord not grant its consent to this Amendment within 30 days from the date hereof, either Party may terminate this Amendment upon 15 days prior written notice to the other Party, and this Amendment shall terminate at the end of such 15-day period unless Landlord consents to this Amendment before the end of such 15-day period. If this Amendment is terminated pursuant to the preceding sentence, Sublandlord and Subtenant shall be released from all obligations with respect to this Amendment and neither shall have any further rights at law or in equity with respect to this Amendment. The Parties hereby acknowledge that Landlord's consent to this Amendment shall not make Landlord a party to this Amendment, shall not create any contractual liability or duty on the part of Landlord and shall not in any manner increase, decrease or otherwise affect the rights and obligations of Landlord, Sublandlord and Subtenant with respect to the Master Premises, the Premises and the Sublease.

            18. SIGNERS' WARRANTY. Each individual executing or delivering this Amendment on behalf of a Party hereby represents and warrants to the other Party that he or she has been duly authorized and empowered to do so.

      IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first set forth above.


"SUBLANDLORD"                              "SUBTENANT"

SMITHS AEROSPACE, INC., A                  E.DIGITAL CORPORATION,
Delaware corporation                       a Delaware corporation

By: /s/ Walter W Irme                     By: /s/ Alfred H. Falk
   ---------------------------------          ----------------------------------

   Name: Walter W Irme                       Name: Alfred H. Falk
        ----------------------------               -----------------------------

   Title: Asst. Secretary                   Title: President & CEO
        ----------------------------               -----------------------------


                                           By: /s/ Renee Warden
                                              ----------------------------------

                                              Name: Renee Warden
                                                   -----------------------------

                                              Title: CAO
                                                   -----------------------------

                                    EXHIBIT A

                                Original Premises

                                 [see attached]


                                  [FLOOR PLAN]


        -------                                         -------
        INITIAL                                         INITIAL

                                    EXHIBIT B

                      Premises (excluding Expansion Space)
                      ------------------------------------

                                 [see attached]

                                    EXHIBIT B
                             e.Digital Corporation

                                  [FLOOR PLAN]




        -------                                         -------
        INITIAL                                         INITIAL